Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Claire S. Bean, Chief Financial Officer & C.O.O.
Northeast Bank, 500 Canal Street, Lewiston, ME 04240
207.786.3245 ext. 6202
www.northeastbank.com

Northeast Bancorp Announces Pricing of Common Stock Offering

Lewiston, ME (May 16, 2012) – Northeast Bancorp (“Northeast” or the “Company”) (NASDAQ: NBN), a Maine-based full-service financial services company and parent of Northeast Bank, today announced that it has priced its public offering of 6,250,000 shares of its common stock at a price to the public of $8.00 per share.

The net proceeds to Northeast after deducting underwriting discounts and commissions, placement agent fees and estimated offering expenses are expected to be approximately $48 million. Northeast expects to use the net proceeds of the offering to contribute to the capital of Northeast Bank for general corporate purposes, including leveraging Northeast Bank’s balance sheet to allow for loan purchases, organic loan growth and investment in securities. A portion of the net proceeds may be used for the redemption of some or all of the 4,227 shares of Series A preferred stock issued to the U.S. Department of the Treasury in connection with Northeast’s participation in the TARP Capital Purchase Program.

Sandler O’Neill + Partners, L.P. is serving as sole underwriter for the public offering of 5,306,537 shares of common stock and as the exclusive placement agent for 943,463 shares of common stock that the Company has agreed to sell directly to several investors as part of the offering. The Company has granted the underwriter a 30-day option to purchase up to 795,980 additional shares of common stock to cover over-allotments, if any, which would result in additional gross proceeds to the Company of up to approximately $6.3 million.

The offering is being made pursuant to an effective registration statement filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale of securities would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offers, solicitations of offers to buy, or sales of securities will only be made by means of a prospectus, copies of which may be obtained from Sandler O’Neill + Partners, L.P., Attention: Syndication Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020 (email: syndicate@sandleroneill.com or telephone: (866) 805-4128).

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the public offering and the anticipated use of proceeds of the offering. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include: possible changes in general market conditions or in the market price of the Company’s common stock; changes in the market for the Company’s products and services; and other risks as described in the registration statement referred to above and in the Company’s other filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.